EXHIBIT 99.1

NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS

[LOGO OF AMERICAN EXPRESS COMPANY]

CONTACTS:      Media: Robert Glick                    Michael O'Neill
                      212-640-1041                    212-640-5951
                      robert.a.glick@aexp.com         mike.o'neill@aexp.com

 Investors/Analysts:  Gabriella Fitzgerald            Ron Stovall
                      212-640-5711                    212-640-5574
                      gabriella.p.fitzgerald@aexp.com ronald.stovall@aexp.com

--------------------------------------------------------------------------------


                  AMERICAN EXPRESS REPORTS RECORD NET INCOME.
            EARNINGS PER SHARE FROM CONTINUING OPERATIONS RISE 26%.
          NEARLY 2 MILLION CARDS-IN-FORCE ADDED IN THE FIRST QUARTER

                     (Millions, except per share amounts)

                                                                              Quarters Ended             Percentage
                                                                                 March 31,               Inc/(Dec)
                                                                            ---------------------        ------------
                                                                            2007            2006
                                                                            ----            ----
   Revenues net of interest expense                                    $   6,668        $ 6,053             10%

   Income From Continuing Operations                                   $   1,065        $   876             22%
   Loss From Discontinued Operations                                   $      (8)       $    (3)             #
   Net Income                                                          $   1,057        $   873             21%

   Earnings Per Common Share - Basic:
      Income From Continuing Operations                                $    0.90        $  0.71             27%
      Loss From Discontinued Operations                                $   (0.01)        $   -                #
      Net Income                                                       $    0.89        $  0.71             25%

   Earnings Per Common Share - Diluted:
      Income From Continuing Operations                                $    0.88        $  0.70             26%
      Loss From Discontinued Operations                                $   (0.01)       $ (0.01)            -
      Net Income                                                       $    0.87        $  0.69             26%

   Average Common Shares Outstanding
      Basic                                                                1,187          1,232             (4%)
      Diluted                                                              1,210          1,258             (4%)

   Return on Average Equity*                                               36.6%           27.3%


* Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).

# Denotes a variance of more than 100%.

        NEW YORK - APRIL 19, 2007 - AMERICAN EXPRESS COMPANY today reported first quarter income from continuing operations of $1.1 billion, up 22 percent from $876 million a year ago. Diluted earnings per share from continuing operations were $0.88, up 26 percent from $0.70.

        Net income for the quarter also totaled $1.1 billion, up 21 percent from $873 million a year ago, and $0.87 per share, up 26 percent from $0.69.

        Consolidated revenues net of interest expense rose 10 percent to $6.7 billion, up from $6.1 billion a year ago.

        Consolidated expenses totaled $4.2 billion, up 4 percent from $4.1 billion a year ago.

        The Company's return on equity (ROE) was 36.6 percent.

        "Higher revenues, combined with tight controls on discretionary expenses, delivered excellent bottom line results for the quarter," said Kenneth I. Chenault, chairman and chief executive.

         "Net income for the quarter was a record, exceeding the $1 billion level for the first time since the Ameriprise spin-off in late 2005.

         "Our strong revenue growth reflects the benefit of multi-year investments in our payments business that are generating across-the-board spending growth from consumer, small business and corporate Cardmembers.

         "Our ability to customize marketing and reward programs for areas with the highest returns helped us to start the year with strong momentum.

         "Our performance was again at the top of the industry, with Cardmember spending up 15 percent and loan volumes up 29 percent. We also added nearly 2 million cards-in-force this quarter.

         "Credit quality was very strong, reflecting our management controls and continued success in the premium sector. Key indicators are returning to a more traditional range compared to the unusually good levels of a year ago."

         The first quarter results included:
            o An $80 million ($50 million after-tax) gain in connection with the initial adoption of a new accounting standard that requires the Company to record in its Consolidated Statements of Income changes in the fair market value of its retained interest in securitized cardmember loans (these changes in fair market value were previously recorded in shareholders' equity);
            o A $63 million ($39 million after-tax) gain related to changes in the Company's U.S. pension plans; and
            o A $60 million (pretax and after-tax) reserve established for regulatory and legal exposure at American Express Bank International (a subsidiary of American Express Bank Ltd.).

         Also included in the quarter was $32 million ($21 million after-tax) of reengineering costs related primarily to restructuring initiatives throughout the Company.

         Significant items in the year-ago quarter included:
            o A $112 million ($73 million after-tax) charge associated with certain adjustments made to the Membership Rewards reserve model in the U.S.;
            o A $72 million ($47 million after-tax) reduction in cardmember lending finance revenue, and securitization income, net, related to higher than anticipated Cardmember completion of consumer debt repayment programs and certain associated payment waivers; and
            o An $88 million ($40 million after-tax) gain from the sale of an investment in Egyptian American Bank (EAB).

         Also included in the year-ago quarter was $25 million ($16 million after-tax) of reengineering costs.

         In addition, the year-ago quarter results included a favorable impact from lower early credit write offs, in the aftermath of bankruptcy legislation changes and lower than expected costs associated with Hurricane Katrina that had been provided for in 2005. These benefits were partially offset by higher provisions for losses in Taiwan due primarily to the impact of industry-wide credit issues.

     DISCONTINUED OPERATIONS
         Discontinued operations (primarily businesses sold in previous years) reflected a loss of $8 million this quarter compared to a $3 million loss a year ago.

     SEGMENT RESULTS
        AS PREVIOUSLY REPORTED, THE COMPANY HAD BEEN IN DISCUSSIONS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) REGARDING ITS REPORTABLE OPERATING SEGMENTS. THE COMPANY RECENTLY COMPLETED ITS DISCUSSIONS WITH THE SEC. AS A RESULT OF THOSE DISCUSSIONS, TRAVELERS CHEQUES & PREPAID SERVICES (PREVIOUSLY REPORTED IN U.S. CARD SERVICES) AND INTERNATIONAL BANKING BUSINESSES (PREVIOUSLY REPORTED IN INTERNATIONAL CARD & GLOBAL COMMERCIAL SERVICES) ARE NOW REPORTED IN THE CORPORATE & OTHER SEGMENT. THE FOLLOWING SEGMENT DISCUSSION, AS WELL AS THE SELECTED FINANCIAL DATA FOR ALL PERIODS PRESENTED, REFLECT THESE CHANGES.

        THE FOLLOWING DISCUSSION OF FIRST QUARTER RESULTS PRESENTS ALL SEGMENTS ON A GAAP BASIS.

        U.S. CARD SERVICES reported first quarter net income of $644 million, up 22 percent from $527 million a year ago.

        Revenues net of interest expense for the first quarter increased 16 percent to $3.4 billion, reflecting higher spending and borrowing by consumers and small businesses. Cardmember lending finance revenue increased 57 percent, reflecting substantial growth in owned loan volume. Securitization income, net, increased 18 percent, primarily due to the initial adoption of a new accounting standard. Revenues in last year's first quarter were reduced by the previously mentioned costs associated with a higher than anticipated number of Cardmembers completing consumer debt repayment programs.

         Total expenses decreased 1 percent. Marketing, promotion, rewards and cardmember services expenses decreased 7 percent from the year-ago period, which included a $106 million charge for certain adjustments to the Membership Rewards reserve model. Lower marketing and promotion expenses this quarter were offset by a volume-related increase in rewards costs. Human resources and other operating expenses increased 8 percent, reflecting higher technology costs, professional services and reengineering costs. These items were partially offset by $36 million of the gain from changes to the Company's U.S. pension plans.

         Provisions for losses increased 89 percent reflecting higher loan volumes and an increase in write-off and delinquency rates from the unusually low levels that followed the bankruptcy legislation mentioned earlier.

         INTERNATIONAL CARD & GLOBAL COMMERCIAL SERVICES reported first quarter net income of $235 million, up 64 percent from $143 million a year ago.
         Revenues net of interest expense increased 3 percent to $2.0 billion, reflecting higher spending by corporate and international consumer Cardmembers, as well as higher loan balances. These increases were partially offset by last year's sale of card-related operations in Brazil, Malaysia, and Indonesia.

         Total expenses were flat. Human resources and other operating expenses decreased 2 percent, benefiting from $21 million of the previously mentioned pension gain. Marketing, promotion, rewards and cardmember services expenses increased 7 percent. An increase in volume-related rewards costs was partially offset by lower marketing and promotion expenses.

         Provisions for losses decreased 19 percent from year-ago levels, which had reflected industry-wide credit issues in Taiwan.

         GLOBAL NETWORK & MERCHANT SERVICES reported first quarter net income of $236 million, up 42 percent from $166 million a year ago.

         Revenues net of interest expense for the first quarter increased 17 percent to $877 million. The increase reflects continued strong growth in merchant-related revenue primarily resulting from higher company-wide billed business. The increase also reflects higher network partner-related fees.

         Spending on Global Network Services cards increased 59 percent from year-ago levels. Cards-in-force issued by bank partners increased 45 percent. These increases also reflect, in part, the completion in 2006 of independent operator agreements in Brazil, Malaysia, and Indonesia.

         Total expenses increased 10 percent. Human resources and other operating expenses increased 15 percent reflecting increased staffing levels and technology costs. Partially offsetting these increases was a 4 percent decrease in brand-related marketing and promotion expenses.

         Provisions for losses in the quarter reflect a reduction in merchant-related reserves.

         CORPORATE & OTHER reported first quarter net expenses of $50 million, compared with net income of $40 million a year ago. Expenses for the quarter included the previously mentioned reserves established at American Express Bank International. The year-ago quarter included an $88 million ($40 million after-tax) gain related to the completion of the sale of the Company's investment in EAB.

                                      ***

              American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.

              Note: The 2006 First Quarter Earnings Supplement, as well as Executive Vice President and acting CFO Dan Henry's presentation from the investor conference call referred to below, will be available today on the

American Express web site at http://ir.americanexpress.com. An investor conference call to discuss first quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (EST) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                      ***


THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE
FOLLOWING: THE COMPANY'S ABILITY TO MEET ITS ROE TARGET RANGE OF 33 TO 36 PERCENT ON AVERAGE AND OVER TIME, WHICH WILL DEPEND IN PART ON FACTORS SUCH AS THE COMPANY'S ABILITY TO GENERATE SUFFICIENT REVENUE GROWTH AND ACHIEVE SUFFICIENT MARGINS, FLUCTUATIONS IN THE CAPITAL REQUIRED TO SUPPORT ITS BUSINESSES, THE MIX OF THE COMPANY'S FINANCINGS, AND FLUCTUATIONS IN THE LEVEL OF THE COMPANY'S SHAREHOLDERS' EQUITY DUE TO SHARE REPURCHASES, DIVIDENDS, CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME AND ACCOUNTING CHANGES, AMONG OTHER THINGS; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35 PERCENT OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65 PERCENT OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S CREDIT AND CHARGE CARD PRODUCTS AND TRAVELERS CHEQUES AND OTHER PREPAID PRODUCTS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD AND PREPAID PRODUCTS, SERVICES AND REWARDS PROGRAMS, AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDMEMBERS, REDUCE CARDMEMBER ATTRITION, CAPTURE A GREATER SHARE OF EXISTING CARDMEMBERS' SPENDING, AND SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF REGULATORY AND MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE SUCCESS OF THE GLOBAL NETWORK SERVICES BUSINESS IN PARTNERING WITH BANKS IN THE UNITED STATES, WHICH WILL DEPEND IN PART ON THE EXTENT TO WHICH SUCH BUSINESS FURTHER ENHANCES THE COMPANY'S BRAND, ALLOWS THE COMPANY TO LEVERAGE ITS SIGNIFICANT PROCESSING SCALE, EXPANDS MERCHANT COVERAGE OF THE NETWORK, PROVIDES GLOBAL NETWORK SERVICES' BANK PARTNERS IN THE UNITED STATES THE BENEFITS OF GREATER CARDMEMBER LOYALTY AND HIGHER SPEND PER CUSTOMER, AND MERCHANT BENEFITS SUCH AS GREATER TRANSACTION VOLUME AND ADDITIONAL HIGHER SPENDING CUSTOMERS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS AND RETURN ON LENDING PRODUCTS; THE CONTINUATION OF FAVORABLE TRENDS, INCLUDING INCREASED TRAVEL AND ENTERTAINMENT SPENDING, AND THE OVERALL LEVEL OF CONSUMER CONFIDENCE; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT (INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES), AND BENEFICIAL EFFECT ON THE COMPANY'S OPERATING EXPENSE TO REVENUE RATIO, BOTH IN THE SHORT-TERM AND OVER TIME, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE COMPANY'S ABILITY TO REINVEST THE BENEFITS ARISING FROM SUCH REENGINEERING ACTIONS IN ITS BUSINESSES; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING THE ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS, CONSOLIDATIONS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF THE COMPANY'S BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD

RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; RISKS ASSOCIATED WITH THE COMPANY'S AGREEMENTS WITH DELTA AIR LINES TO PREPAY A REMAINING BALANCE OF APPROXIMATELY $115 MILLION FOR THE FUTURE PURCHASES OF DELTA SKYMILES REWARDS POINTS; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; ACCURACY OF ESTIMATES FOR THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO AND, IN PARTICULAR, THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE, INCLUDING THE VALUATION OF THE INTEREST-ONLY STRIP RELATING TO THE COMPANY'S LENDING SECURITIZATIONS; THE COMPANY'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS (IP) AND AVOID INFRINGING THE IP OF OTHER PARTIES; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, NATURAL DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS; AND COMPETITIVE PRESSURES IN ALL OF THE COMPANY'S MAJOR BUSINESSES. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AND ITS OTHER REPORTS FILED WITH THE SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Amounts herein reflect certain adjustments as noted in the Company's Form 8-K dated March 30, 2007 filed with the U.S. Securities and Exchange Commission. See also pages 2 - 3 of the 2007 First Quarter Earnings Supplement for a description of such adjustments.

(Preliminary)

                             AMERICAN EXPRESS COMPANY
                         CONSOLIDATED STATEMENTS OF INCOME

(Millions)

                                                                                         Quarters Ended
                                                                                            March 31,
                                                                                   ---------------------------    Percentage
                                                                                       2007           2006         Inc/(Dec)
                                                                                   ------------   ------------   ------------
Revenues
  Discount revenue                                                                 $      3,355   $      2,969             13%
  Net card fees                                                                             484            520             (7)
  Travel commissions and fees                                                               437            418              5
  Other commissions and fees                                                                622            639             (3)
  Securitization income, net                                                                457            386             18
  Other                                                                                     415            396              5
                                                                                   ------------   ------------
    Total                                                                                 5,770          5,328              8
                                                                                   ------------   ------------
  Interest income:
    Cardmember lending finance revenue                                                    1,368            947             44
    International banking                                                                   264            257              3
    Other                                                                                   229            188             22
                                                                                   ------------   ------------
      Total                                                                               1,861          1,392             34
                                                                                   ------------   ------------
        Total revenues                                                                    7,631          6,720             14
                                                                                   ------------   ------------
  Interest expense:
    Cardmember lending                                                                      385            246             57
    International banking                                                                   126             88             43
    Charge card and other                                                                   452            333             36
                                                                                   ------------   ------------
      Total                                                                                 963            667             44
                                                                                   ------------   ------------
Revenues net of interest expense                                                          6,668          6,053             10
                                                                                   ------------   ------------

Expenses
  Marketing, promotion, rewards and cardmember services                                   1,464          1,522             (4)
  Human resources                                                                         1,280          1,240              3
  Professional services                                                                     629            561             12
  Occupancy and equipment                                                                   370            346              7
  Communications                                                                            116            113              3
  Other                                                                                     349            278             26
                                                                                   ------------   ------------
    Total                                                                                 4,208          4,060              4
                                                                                   ------------   ------------
Provisions for losses and benefits:
    Charge card                                                                             209            209             --
    Cardmember lending                                                                      574            321             79
    International banking and other (including investment certificates)                      83            138            (40)
                                                                                   ------------   ------------
      Total                                                                                 866            668             30
                                                                                   ------------   ------------
Pretax income from continuing operations                                                  1,594          1,325             20
Income tax provision                                                                        529            449             18
                                                                                   ------------   ------------
Income from continuing operations                                                         1,065            876             22
Loss from discontinued operations, net of tax                                                (8)            (3)             #
                                                                                   ------------   ------------
Net income                                                                         $      1,057   $        873             21
                                                                                   ============   ============

# - Denotes a variance of more than 100%.

(Preliminary)

                             AMERICAN EXPRESS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS

(Billions)

                                                                                    March 31,     December 31,
                                                                                       2007           2006
                                                                                   ------------   ------------
Assets
  Cash and cash equivalents                                                        $          8   $          8
  Accounts receivable                                                                        38             39
  Investments                                                                                22             21
  Loans                                                                                      49             50
  Other assets                                                                                9             10
                                                                                   ------------   ------------
    Total assets                                                                   $        126   $        128
                                                                                   ============   ============

Liabilities and Shareholders' Equity
  Short-term debt                                                                  $         15   $         15
  Long-term debt                                                                             44             43
  Other liabilities                                                                          57             59
                                                                                   ------------   ------------
    Total liabilities                                                                       116            117
                                                                                   ------------   ------------

  Shareholders' equity                                                                       10             11
                                                                                   ------------   ------------
    Total liabilities and shareholders' equity                                     $        126   $        128
                                                                                   ============   ============

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY

(Millions)

                                                                                         Quarters Ended
                                                                                            March 31,
                                                                                   ---------------------------    Percentage
                                                                                       2007           2006         Inc/(Dec)
                                                                                   ------------   ------------   ------------
REVENUES NET OF INTEREST EXPENSE
  U.S. Card Services                                                               $      3,364   $      2,898             16%
  International Card & Global Commercial Services                                         1,996          1,934              3
  Global Network & Merchant Services                                                        877            748             17
                                                                                   ------------   ------------
                                                                                          6,237          5,580             12
  Corporate & Other,
    including adjustments and eliminations                                                  431            473             (9)
                                                                                   ------------   ------------

CONSOLIDATED REVENUES NET OF INTEREST EXPENSE                                      $      6,668   $      6,053             10
                                                                                   ============   ============
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
  U.S. Card Services                                                               $      1,031   $        822             25
  International Card & Global Commercial Services                                           295            182             62
  Global Network & Merchant Services                                                        374            262             43
                                                                                   ------------   ------------
                                                                                          1,700          1,266             34
  Corporate & Other                                                                        (106)            59              #
                                                                                   ------------   ------------

PRETAX INCOME FROM CONTINUING OPERATIONS                                           $      1,594   $      1,325             20
                                                                                   ============   ============

NET INCOME (LOSS)
  U.S. Card Services                                                               $        644   $        527             22
  International Card & Global Commercial Services                                           235            143             64
  Global Network & Merchant Services                                                        236            166             42
                                                                                   ------------   ------------
                                                                                          1,115            836             33
  Corporate & Other                                                                         (50)            40              #
                                                                                   ------------   ------------
  Income from continuing operations                                                       1,065            876             22
  Loss from discontinued operations, net of tax                                              (8)            (3)             #
                                                                                   ------------   ------------

NET INCOME                                                                         $      1,057   $        873             21
                                                                                   ============   ============

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)

                                                                                         Quarters Ended
                                                                                            March 31,
                                                                                   ---------------------------    Percentage
                                                                                       2007           2006         Inc/(Dec)
                                                                                   ------------   ------------   ------------
EARNINGS PER COMMON SHARE

BASIC
  Income from continuing operations                                                $       0.90   $       0.71             27%
  Loss from discontinued operations                                                       (0.01)            --              #
                                                                                   ------------   ------------
  Net income                                                                       $       0.89   $       0.71             25%
                                                                                   ============   ============

  Average common shares outstanding (millions)                                            1,187          1,232             (4)%
                                                                                   ============   ============

DILUTED
  Income from continuing operations                                                $       0.88   $       0.70             26%
  Loss from discontinued operations                                                       (0.01)         (0.01)            --
                                                                                   ------------   ------------
  Net income                                                                       $       0.87   $       0.69             26%
                                                                                   ============   ============

  Average common shares outstanding (millions)                                            1,210          1,258             (4)%
                                                                                   ============   ============

Cash dividends declared per common share                                           $       0.15   $       0.12             25%
                                                                                   ============   ============

                       SELECTED STATISTICAL INFORMATION

                                                                                         Quarters Ended
                                                                                            March 31,
                                                                                   ---------------------------    Percentage
                                                                                       2007           2006         Inc/(Dec)
                                                                                   ------------   ------------   ------------
Return on average equity (A)                                                               36.6%          27.3%
Common shares outstanding (millions)                                                      1,188          1,233             (4)%
Book value per common share                                                        $       8.83   $       8.60              3%
Shareholders' equity (billions)                                                    $       10.5   $       10.6             (1)%

# - Denotes a variance of more than 100%.

(A) Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with GAAP.


    To view additional business segment financials go to:
http://ir.americanexpress.com
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